Exhibit 10.1

$60,000,000
REVOLVING CREDIT AGREEMENT
dated as of July 18, 2006
among
THE PACIFIC LUMBER COMPANY
and
BRITT LUMBER CO., INC.,
as Borrowers
THE LENDERS PARTY HERETO,
MARATHON STRUCTURED FINANCE FUND L.P.,
as Administrative Agent
and
MARATHON STRUCTURED FINANCE FUND L.P.,
as Sole Bookrunner and Sole Lead Arranger

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	[Intentionally Omitted]
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Lender Addendum
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Exemption Certificate
Exhibit H	Form of Borrowing Base Certificate
Exhibit I	Closing Checklist
Schedule 1.01(a)	Mortgaged Properties
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.10	Agreements
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20	Owned and Leased Real Property
Schedule 3.26	Deposit and Disbursement Accounts
Schedule 5.14	Specified Asset Sales
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05(b)	Permitted Asset Sales
Schedule 6.07	Transactions with Affiliates

          REVOLVING CREDIT AGREEMENT dated as of July 18, 2006 (this “Agreement”), among THE PACIFIC LUMBER COMPANY (“PALCO”), a Delaware corporation and BRITT LUMBER CO., INC. (“Britt”), a California corporation, the LENDERS from time to time party hereto, and MARATHON STRUCTURED FINANCE FUND L.P., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”).
          The parties hereto agree as follows:
ARTICLE I.
DEFINED TERMS
     SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account Debtor” means each Person obligated in any way on or in connection with an Account.
          “Accounts” means all now owned or hereafter acquired or arising accounts of either Borrower, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.
          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent” shall have the meaning assigned to such term in the preamble.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
          “Administrative Borrower” shall have the meaning assigned to such term in Section 2.25(a).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.
          “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
          “Agreement” shall have the meaning assigned to such term in the preamble.
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Annexation” means (i) the annexation of the town of Scotia by the City of Rio Dell, (ii) the approval of such annexation by the Local Area Formation Council and (iii) the approval of the final subdivision map by the City of Rio Dell.
          “Applicable Margin” shall mean (a) with respect to the Loans comprising each ABR Borrowing, including each Swingline Loan, 0.75% per annum and (b) with respect to the Loans comprising each Eurodollar Borrowing, 2.75% per annum; provided that “Applicable Margin” shall mean (a) with respect to the portion of the incremental Loans comprising each ABR Borrowing made available to Borrowers during the Seasonal Overadvance Period utilizing the increased advance rates set forth in the Borrowing Base for such Seasonal Overadvance Period, including each Swingline Loan, 2.50% per annum and (b) with respect to the portion of the incremental Loans comprising each Eurodollar Borrowing made available to Borrowers during the Seasonal Overadvance Period utilizing the increased advance rates set forth in the Borrowing Base for such Seasonal Overadvance Period, 4.50% per annum.
          “Appraisal” means an appraisal delivered by Administrative Borrower, at Borrowers’ expense, to Administrative Agent prior to the Closing Date and thereafter pursuant to Section 5.04(k) setting forth the Net Orderly Liquidation Value of the Inventory of each Borrower, in form and substance and prepared by an independent appraiser reasonably acceptable to Administrative Agent.
          “Arranger” means Marathon Structured Finance Fund, L.P., as arranger.
          “Asset Sale” shall mean the sale, lease, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by PALCO or any of the Subsidiaries to any person other than PALCO or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of PALCO or any of the Subsidiaries, including Equity Interests of any person that is not a Subsidiary (other than inventory, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business); provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $25,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.
          “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowers” shall mean PALCO and Britt.
          “Borrowing” shall mean (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
          “Borrowing Availability” means as of any time of determination the lesser of (i) the Total Revolving Credit Commitment at such time and (ii) the Borrowing Base at such time, in each case, less the sum of (a) the Loans then outstanding (including, without duplication, the outstanding balance of the Swingline Loan then outstanding), (b) aggregate L/C Exposure at such time and (c) Reserves established by the Administrative Agent in its reasonable credit judgment.
          “Borrowing Base” means, at any time, an amount equal to the sum of:
     (a) (i) at all times other than during the Seasonal Overadvance Period eighty-five percent (85%) of the Net Amount of Eligible Accounts or (ii) during the Seasonal Overadvance Period ninety-five percent (95%) of the Net Amount of Eligible Accounts; plus
     (b) (i) at all times other than during the Seasonal Overadvance Period the lesser of (x) eighty percent (80%) of the value (being the lower of cost (on a first-in first-out basis) or market) of Eligible Inventory or (y) eighty-five percent (85%) of the Net Orderly Liquidation Value at such time of the value (being the lower of cost (on a first-in first-out basis) or market) of Eligible Inventory or (ii) during the Seasonal Overadvance Period the lesser of (x) ninety percent (90%) of the value (being the lower of cost (on a first-in first-out basis) or market) of Eligible Inventory or (y) ninety-five percent (95%) of the Net Orderly Liquidation

Value at such time of the value (being the lower of cost (on a first-in first-out basis) or market) of Eligible Inventory ; less
     (c) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment.
          “Borrowing Base Certificate” means a certificate by a Responsible Officer of PALCO, substantially in the form of Exhibit H (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by PALCO and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.
          “Borrowing Request” shall mean a request by the Administrative Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.
          “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, with respect to any person, (a) the additions to property, plant and equipment and other capital expenditures of such person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such person and its subsidiaries during such period. For financial covenant purposes, Capital Expenditures shall exclude expenditures associated with the preparation and sale of non-core assets, not to exceed $5,000,000 in the aggregate.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Change in Control” shall be deemed to have occurred if (a) Maxxam shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 51% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in PALCO; (b) Maxxam, through direct representation or through persons nominated by it, ceases to control a majority of the Board of Directors of PALCO necessary to effectuate any actions of the Board of Directors of PALCO; (c) Holdings shall at any time fail to own directly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Palco, free and clear of all Liens (other than Liens created by the Guarantee and Collateral Agreement); (d) PALCO shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Britt, free and clear of all Liens (other than Liens created by the Guarantee and Collateral Agreement); (e) PALCO shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 100% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Scotia Pacific or (f) PALCO, through direct representation or through persons nominated by it, ceases to control a majority of the Board of Managers of Scotia Pacific necessary to effectuate any actions of the Board of Managers of Scotia Pacific.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Charges” shall have the meaning assigned to such term in Section 9.09.
          “Closing Date” shall mean July 18, 2006.
          “Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties.
          “Combined Cash Interest Expense” means, for any period, Combined Interest Expense for such period less the sum of, in each case to the extent included in the definition of Combined Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (c) other non-cash interest.
          “Combined EBITDA” shall mean, for any period, Combined Net Income for such period plus (a) without duplication and to the extent deducted in determining such Combined Net Income, the sum of (i) Combined Interest Expense for such period, (ii) combined income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) depletion for such period (provided that to the extent that all or any portion of the income of any person is excluded from Combined Net Income pursuant to the definition thereof for all or any portion of such period any amounts set forth in the preceding clauses (i) through (iv) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof), and minus (b) without duplication and to the extent included in determining such Combined Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a combined basis in accordance with GAAP (except that Inventory is presented on a FIFO basis).
          “Combined Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Combined EBITDA for such period minus Capital Expenditures of Borrowers and their Subsidiaries on a combined basis for such period minus the total liability for United States federal income taxes and other taxes measured by net income actually payable by Borrowers and their Subsidiaries on a combined basis in respect of such period to (b) the Combined Fixed Charges for such period.
          “Combined Fixed Charges” means, with respect to Borrowers and their Subsidiaries on a combined basis for any period, the sum, determined on a combined basis, of (a) the Combined Cash Interest Expense for such period, (b) the principal amount of Combined Total Debt having a scheduled due date during such period, (c) all cash dividends payable by Borrowers and their Subsidiaries on Equity Interests in respect of such period to persons other than Borrowers and their Subsidiaries and (d) all commitment fees and other costs, fees and expenses payable by Borrowers and their Subsidiaries on a combined basis during such period in order to effect, or because of, the incurrence of any Indebtedness.
          “Combined Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrowers on a combined basis for such period (including all commissions, discounts and other fees and charges owed by the Borrowers on a combined basis with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a combined basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrowers on a combined basis that is required to be capitalized rather than included in interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrowers on a combined basis with respect to interest rate Hedging Agreements.
          “Combined Net Income” shall mean, for any period, the net income or loss of the Borrowers on a combined basis for such period determined on a combined basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary (other than Britt), (b) the income or loss of any person accrued prior to the date it is merged into or consolidated with a Borrower or the date that such person’s assets are acquired by a Borrower, (c) the income of any person other than a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.
          “Combined Total Debt” means all Indebtedness (excluding any Indebtedness evidenced by the Subordinated Intercompany Note) of a type described in clause (a), (b), (f), (g), (h), (i) or (j) of the definition thereof of the Borrowers and their Subsidiaries on a combined basis.

          “Combined Total Leverage Ratio” means the ratio of (a) Combined Total Debt outstanding as of the applicable date to (b) Combined EBITDA for the last period of four consecutive Fiscal Quarters ending on or before such date.
          “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Swingline Commitment.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
          “Commitment Fee Rate” shall mean a rate per annum equal to 1/2 of 1%.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Control Agreement” means tri-party deposit account, securities account or commodities account control agreements by and among the applicable Loan Party, the Administrative Agent, certain other parties and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory in all respects to the Administrative Agent and in any event proving to the Administrative Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.
          “Credit Event” shall have the meaning assigned to such term in Section 4.01.
          “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Eligible Accounts” shall mean the Accounts which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Administrative Agent in its sole discretion elects, include any Account:
          (a) with respect to which more than 60 days have elapsed since the date of the original invoice therefor or which is more than 30 days past due, provided, that during the period from November 1 through March 31 in any year any Account that is subject to an Extended Terms Invoice and with respect to which no more than 120 days have elapsed since the date of the original invoice therefor or which is no more than 30 days past due shall be eligible, provided, that when such Account is aggregated with the gross amount of all other such Accounts then outstanding, such aggregated amount shall not exceed $2,500,000;
          (b) with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Documents are incorrect or have been breached;

          (c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;
          (d) which represents a progress billing (as hereinafter defined) or as to which the applicable Borrower has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the applicable Borrower’s completion of any further performance under the contract or agreement;
          (e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;
          (f) if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;
          (g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;
          (h) owed by an Account Debtor which is an Affiliate or employee of the applicable Borrower;
          (i) except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the

Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;
          (j) owed by an Account Debtor to which the applicable Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;
          (k) owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. ss. 3727 et seq.), and any other steps necessary to perfect the Administrative Agent’s Liens therein, have been complied with to the Administrative Agent’s satisfaction with respect to such Account;
          (l) owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;
          (m) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;
          (n) which is evidenced by a promissory note or other instrument or by chattel paper;
          (o) if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;
          (p) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;
          (q) which arises out of a sale not made in the ordinary course of the applicable Borrower’s business;
          (r) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;
          (s) owed by an Account Debtor or a group of affiliated Account Debtors which is obligated to the applicable Borrower respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to such Borrower at such time by all of the Borrower’s Account Debtors, but only to the extent of such excess;
          (t) which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties;
          (u) as to which any Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
          (v) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
          (w) with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;
          (x) that (i) is not owned by any Borrower or (ii) is subject to any Lien of any other person, other than Liens in favor of the Administrative Agent, on behalf of itself and the Lenders;
          (y) to the extent such Account exceeds any credit limit established by the Administrative Agent, in its reasonable credit judgment, following prior notice of such limit by the Administrative Agent to the Administrative Borrower; and
          (z) that is payable in any currency other than dollars.
          In addition, (i) to the extent that the amounts in respect of any Account in the general ledger are lower than the amounts in respect of such Account in the monthly aging reports submitted to the Administrative Agent, the difference between such amounts shall be excluded from the calculation of Eligible Accounts and (ii) if PALCO does not own any Equity Interest in Britt, no Account of Britt shall constitute an Eligible Account.
          If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.
          “Eligible Inventory” means Inventory which the Administrative Agent, in its reasonable discretion, determines to be Eligible Inventory. Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Inventory shall not, unless the Administrative Agent in its sole discretion elects, include any Inventory:
          (a) that is not owned by the applicable Borrower;
          (b) that is not subject to the Administrative Agent’s Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clause (d) of Section 6.02 provided that such Permitted Liens (i) are junior in priority to the Administrative Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of the Collateral);
          (c) that does not consist of finished goods or raw materials;
          (d) that consists of chemicals, samples, prototypes, supplies, or packing and shipping materials;
          (e) that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority, having regulatory authority over such goods, their use or sale;
          (f) that is not currently either usable or salable, at prices approximating at least cost, in the normal course of the applicable Borrower’s business, or that is slow moving or stale;
          (g) that is obsolete or returned or repossessed or used goods taken in trade;
          (h) that is located outside the United States of America (or that is in-transit from vendors or suppliers);
          (i) that is located in a public warehouse or in possession of a bailee or in a facility leased by the applicable Borrower, if the warehouseman, or the bailee, or the lessor has not delivered to the Administrative Agent, if requested by the Administrative Agent, a subordination agreement in form and substance satisfactory to the Administrative Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;
          (j) that contains or bears any proprietary rights licensed to the applicable Borrower by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Documents and Section 6.05 without infringing the rights of the licensor of such proprietary rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which the applicable Borrower has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested;
          (k) that is Inventory placed on consignment;
          (l) that consists of the difference between any Borrower’s first-in, first-out log costs and estimated market value log costs;
          (m) that consists of the difference between any Borrower’s first-in, first-out lumber costs and reported market value lumber costs;
          (n) (i) is not located on premises owned, leased or rented by Borrowers and set forth in Disclosure Schedule 3.20 or (ii) is located at an owned location subject to a mortgage in favor of a lender other than the Administrative Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to the Administrative Agent;
          (o) that is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Administrative Agent and Lenders;
          (p) that is not of a type held for sale in the ordinary course of the applicable Borrower’s business;
          (q) that breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
          (r) that consists of any costs associated with “freight-in” charges;
          (s) that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; or
          (t) that is not covered by casualty insurance reasonably acceptable to the Administrative Agent.
          In addition, (i) to the extent that the amounts in respect of any Inventory in the general ledger are lower than the amounts in respect of such Inventory in the monthly aging reports submitted to the Administrative Agent, the difference between such amounts shall be excluded from the calculation of Eligible Inventory and (ii) to the extent that PALCO does not own an Equity Interest in Britt, no Inventory of Britt shall constitute Eligible Inventory.
          If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.
          “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Environmental Permit” shall mean any Permit under Environmental Law.
          “Equipment” means all now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, of either Borrower and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by either Borrower and all of such Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
          “Equity Issuance” shall mean any issuance or sale by PALCO of any Equity Interests of PALCO, or the receipt by PALCO of any capital contribution, as applicable, except in each case for (a) any issuance of directors’ qualifying shares and (b) sales or issuances of common stock of PALCO to management or employees of PALCO or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time in the ordinary course of business.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrowers or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrowers or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the Borrowers or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrowers or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrowers or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrowers or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of any Loan Party in an amount in excess of $2,500,000.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on (or measured by) its net income as a result of a connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Administrative Borrower under Section 2.21(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from PALCO with respect to such withholding tax pursuant to Section 2.20(a).
          “Existing Credit Facilities” shall mean (i) that certain Term Loan Agreement dated as of April 19, 2005 among the Borrowers, the Lenders (as defined therein) and Credit Suisse First Boston, as administrative agent and (ii) that certain Revolving Credit Agreement dated as of April 19, 2005 among the Borrowers, the Lenders (as defined therein) and The CIT Group/Business Credit, Inc., as administrative agent.
          “Extended Terms Invoice” means any invoice issued by a Borrower that states that payment in respect of such invoice is due more than 30 days past the date of such invoice.
          “Facility” shall mean the Commitments and the extensions of credit made thereunder.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean that certain Fee Letter dated as of the Closing Date between PALCO and Marathon Structured Finance Fund L.P.
          “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Guaranty Fees and the Issuing Bank Fees.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person and in addition to such persons, for purposes of certifying compliance with financial covenants and the preparation of a Borrowing Base Certificate, the “Financial Officer” shall include the financial reporting manager and general accounting manager or any other person having substantially the same authority and responsibility.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “GAAP” shall mean generally accepted accounting principles in the United States.
          “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
          “Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean each Guarantee and Collateral Agreement executed and delivered by one or more Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent.
          “Guarantors” shall mean the Subsidiary Guarantors.
          “Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requires removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.
          “Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
          “Holdings” shall mean MAXXAM Group Inc.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
          “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
          “Information” shall have the meaning assigned to such term in Section 9.16.
          “Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Intellectual Property Security Agreement” shall mean all Intellectual Property Security Agreements to be executed and delivered by the Loan Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement.
          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date by and among the Borrowers, the Guarantors, Holdings, the Administrative Agent and the Administrative Agent (as defined in the Term Loan Agreement).
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrowers may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” means all now owned and hereafter acquired inventory, goods and merchandise of either Borrower, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in either Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

          “Investments” shall have the meaning assigned to such term in Section 6.04.
          “Issuing Bank” shall mean, as the context may require, or a bank selected by or acceptable to Administrative Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit.
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
          “L/C Disbursement” shall mean a payment or disbursement made by the Administrative Agent under a Letter of Credit Guaranty.
          “L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not been reimbursed at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
          “L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(c).
          “L/C Guaranty Fee” shall have the meaning assigned to such term in Section 2.05(c).
          “Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit E, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Closing Date.
          “Lenders” shall mean (a) the persons that deliver a Lender Addendum (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
          “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23.
          “Letter of Credit Guaranty” shall mean any guaranty or similar agreement delivered by the Administrative Agent to an Issuing Bank of one or more Borrowers’ reimbursement obligation under such Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the

“LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement and the Security Documents.
          “Loan Parties” shall mean the Borrowers and each Subsidiary that is or becomes a party to a Loan Document.
          “Loans” means Loans made by or on behalf of the Lenders to the Borrowers pursuant to Sections 2.01, 2.22 and 2.24.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean a material adverse condition or material adverse change in or materially affecting (a) the business, assets, liabilities, operations or condition (financial or otherwise) or prospects of PALCO and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Arranger, the Administrative Agent, or the Secured Parties thereunder.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of PALCO and the Subsidiaries in an aggregate outstanding principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of PALCO or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that PALCO or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean July 18, 2011.
          “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
          “Maxxam” means MAXXAM Inc.
          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 or 5.10.
          “Mortgages” shall mean the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations, each in form and substance reasonably satisfactory to the Administrative Agent, with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances, accrued rebates, and deductions of any nature at any time issued, owing, granted, outstanding, available or claimed.
          “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the Borrowers and the Subsidiaries in connection therewith and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP and acceptable to the Administrative Agent, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than Indebtedness hereunder or any such Indebtedness assumed by the purchaser of such asset) and (iv) to the extent not otherwise included in clause (i) above, Capital Expenditures associated with the preparation and sale of non-core assets, not to exceed $5,000,000 in the aggregate; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrowers and the Subsidiaries in connection therewith.
          “Net Orderly Liquidation Value” means at any time, with respect to Inventory, the orderly liquidation value (expressed as a percentage of the book value and on a non-conversion basis), if any, of such Inventory (less estimated liquidation expenses) at such time, as determined by reference to the most recent Appraisal thereof delivered to Administrative Agent pursuant to Section 5.04(k), which is reasonably satisfactory to Administrative Agent.

          “Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.
          “Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.
          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

          (f) taxable auction rate securities commonly known as “money market notes” that at the time of purchase have been rated and the ratings for which (A) for direct issues, must not be less than “P1” if rated by Moody’s Investors Services, Inc. and not less than “A1” if rated by Standard and Poor’s Corporation, or (B) for collateralized issues which follow the asset coverage tests set forth in the Investment Company Act of 1940, as amended, must have long-term ratings of at least “AAA” if rated by Standard & Poor’s Corporation and “Aaa” if rated by Moody’s Investors Services, Inc.; and
          (g) other short-term investments utilized by Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
          “Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of PALCO to be no less favorable to the Borrowers or the applicable Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.
          “person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Prime Rate” shall mean the rate of interest per annum announced from time to time by JP Morgan Chase Bank, N.A as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

          “Pro Rata Percentage” of any Lender, at any time, shall mean the percentage of the total Commitments represented by such Lender’s Commitment. In the event the Commitments shall have expired or been terminated, the Pro Rata Percentage of any Lender shall be determined on the basis of the Commitments most recently in effect prior thereto.
          “Protective Advances” shall have the meaning assigned to such term in Section 2.24.
          “Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party.
          “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrowers or any Subsidiary.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.
          “Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Commitments representing at least a majority of the sum of all Loans (excluding Swingline Loans), outstanding L/C Exposure, Swingline Exposure and unused Commitments at such time.
          “Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

          “Reserves” shall mean reserves that limit the availability of credit hereunder, consisting of reserves against the Commitments, Eligible Accounts or Eligible Inventory, established by the Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Administrative Agent’s credit judgment: (a) a reserve for accrued, unpaid interest on the Obligations, (b) reserves for rent at leased locations subject to statutory or contractual landlord liens, (c) reserves for any lumberman’s liens, logger’s liens or other priming liens, (d) Inventory shrinkage, (e) environmental compliance reserves, (f) dilution, and (g) warehousemen’s or bailees’ charges.
          “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
          “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in PALCO or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in PALCO or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in PALCO or any Subsidiary.
          “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans (and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances) hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.09 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
          “Revolving Credit Exposure” shall mean, with respect to any Lender, at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
          “S&P” shall mean Standard & Poor’s Ratings Group, Inc.
          “Salmon Creek” shall mean Salmon Creek LLC, a Delaware limited liability company.
          “Salmon Creek CD” shall mean the certificate of deposit shown on Schedule 3.26 and Schedule 6.02 hereto which has been issued by Bank of America in the name of Salmon Creek, account number 14892-83984, and which has been pledged by Salmon Creek to secure the obligations of Salmon Creek, PALCO and Scotia Pacific under Items 1 and 2 of Schedule 6.07 hereto and under the related Habitat Conservation Plan and “incidental take” permits.
          “Salmon Creek Transaction” shall mean (i) a dividend distribution from Salmon Creek to PALCO consisting of all of the assets of Salmon Creek (other than the Salmon Creek

CD), followed by (ii) a dividend distribution from PALCO to Holdings consisting of all of the membership interests of Salmon Creek, so that immediately after the foregoing transactions PALCO shall be the owner of all of the assets of Salmon Creek (other than the Salmon Creek CD), and Salmon Creek shall be a direct subsidiary of Holdings. Such transfer of assets from Salmon Creek to PALCO (other than the Salmon Creek CD) shall be subject to the Liens of the Administrative Agent under the Security Documents, and all of the assets so transferred from Salmon Creek to PALCO (other than the Salmon Creek CD) shall continue to be “Collateral” as defined herein, and the Administrative Agent shall continue to have a first priority security interest in such Collateral, subject only to Liens permitted by Section 6.02. For avoidance of doubt, the Salmon Creek Transaction shall not affect any of the rights or obligations of Salmon Creek or PALCO under any agreements listed on Schedule 6.07 hereto, and both Salmon Creek and PALCO shall retain all of their rights and obligations under such agreements.
          “Scotia Inn” shall mean Scotia Inn Inc., a Delaware corporation.
          “Scotia Pacific” shall mean Scotia Pacific Company LLC, a Delaware limited liability company.
          “Seasonal Overadvance Period” shall mean a period from and including October 15 of any year until and including January 15 of the following year.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, the Intercreditor Agreement and each of the other security agreements, pledges, mortgages, consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10.
          “Settlement Property” shall mean the approximately 200 acres of real property to be deeded from Scotia Pacific to PALCO, and then substantially concurrently deeded from PALCO to Ms. Kristi Wrigley, pursuant to that certain Stipulation for Settlement CCP Section 664.6 in Kristi Wrigley, et al. v Charles Hurwitz, et al., State of California, Humboldt County Superior Court, Case No. DR 9700399.
          “Special Agent Advance” shall have the meaning assigned to such term in Section 9.05(e).
          “SPC” shall have the meaning assigned to such term in Section 9.04(i).
          “Specified Asset” means each asset set forth on Schedule 5.14.
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Intercompany Note” means that certain Subordinated Intercompany Note dated as of the Closing Date by and among the Loan Parties.
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any subsidiary of PALCO, other than Scotia Pacific or a subsidiary of Scotia Pacific.
          “Subsidiary Guarantor” shall mean each Subsidiary other than Britt.
          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09 .
          “Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
          “Swingline Lender” shall mean Marathon Structured Finance Fund L.P., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.
          “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
          “Term Loan Agreement” shall mean that certain Term Loan Agreement dated the date hereof among PALCO, Britt, Marathon Structured Finance Fund L.P, as the administrative agent and a lender, and the financial institutions from time to time party thereto as lenders, as amended, restated, modified, supplemented or otherwise modified from time to time.

          “Title Insurance Company” shall have the meaning assigned to such term in Section 4.02(n).
          “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $60,000,000.
          “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents, (d) the repayment of all obligations under the Existing Credit Facilities and (e) any other transactions related to or entered into in connection with any of the foregoing.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
          “UCC” shall mean the Uniform Commercial Code.
          “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
          “United States” or “U.S.” shall mean the United States of America.
          “wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person; a “wholly owned Subsidiary” shall mean any wholly owned Subsidiary of one or more of the Borrowers.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles,

Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Administrative Borrower notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrowers’ and their Subsidiaries’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.
     SECTION 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
     SECTION 1.04 Pro Forma Calculations. All pro forma calculations permitted or required to be made by PALCO or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (a) have been certified by a Financial Officer of PALCO as having been prepared in good faith based upon reasonable assumptions and (b) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.
ARTICLE II.
THE CREDITS
     SECTION 2.01 Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make Loans to the Borrowers, at any time and from time to time on or after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that (i) will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment and (ii) will not result in the Aggregate Revolving Credit Exposure exceeding the Borrowing Base, subject to the Administrative Agent’s authority to make Protective Advances pursuant to the terms of Section 2.24. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Loans.
     SECTION 2.02 Loans.

          (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) or Section 2.24, and subject to Section 2.22 relating to Swingline Loans, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $750,000 or (ii) equal to the remaining available balance of the applicable Commitments.
          (b) Subject to Sections 2.08, 2.15 and 2.24, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Administrative Borrower may request pursuant to Section 2.03; provided that all Borrowings made on the Closing Date and during the period ending seven days thereafter must be made as ABR Borrowings (and may not be converted into Eurodollar Borrowings until the end of such seven-day period), and no Borrowings may be converted into or continued as a Eurodollar Borrowing having an Interest Period in excess of one month prior to the date which is 60 days after the Closing Date. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Administrative Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five (5) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Except with respect to Loans made pursuant to Section 2.02(f) or Section 2.24 and subject to Section 2.22 relating to Swingline Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the applicable Borrower, designated by the Administrative Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (e) Notwithstanding any other provision of this Agreement, the Administrative Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (f) If the Administrative Agent shall not have received from the Borrowers the payment required to be made by Section 2.23(e) with respect to a Letter of Credit within the time specified in such Section, the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lenders shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure). If any Lenders shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
     SECTION 2.03 Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f) or Section 2.24, as to which this Section 2.03 shall not apply), the Administrative Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Administrative Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto and (vi) a Borrowing Base Certificate as of such date; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested

Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
     SECTION 2.04 Repayment of Loans; Evidence of Debt.
          (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender made to the Borrowers on the Maturity Date. The Borrowers hereby unconditionally promise to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrowers on the Maturity Date or the last day of each calendar month.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender to the Borrowers from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans made to the Borrowers in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
     SECTION 2.05 Fees.

          (a) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the last Business Day of each calendar month in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender (other than the Swingline Commitment) during the preceding month (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees, no portion of the Commitments shall be deemed utilized under Section 2.22 as a result of outstanding Swingline Loans.
          (b) The Borrowers agree to pay to the Administrative Agent and the Arranger, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrowers (or any Affiliate) and the Administrative Agent, including pursuant to the Fee Letter (the “Administrative Agent Fees”).
          (c) The Borrowers agree to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of each calendar month and on the date on which the Commitment of such Lender shall be terminated as provided herein (each, an “L/C Fee Payment Date”) a fee (an “L/C Guaranty Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements which are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate per annum equal to the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Administrative Agent, any and all charges, fees, commissions, costs and expenses charged to the Administrative Agent by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by the Administrative Agent, or as may be due upon any termination of this Agreement (the amounts in this clause (ii), collectively, the “Issuing Bank Fees”) (in the case of this clause (ii), as long as such amounts are consistent with amounts charged to similarly situated borrowers). All L/C Guaranty Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (d) If, on or prior to the second anniversary of the Closing Date, the Revolving Credit Commitment of any Lender is reduced or terminated, the Borrowers agree to pay to the Administrative Agent for the benefit of such Lender on the date of such reduction or termination a fee equal to the Applicable Percentage (as defined below) multiplied by the amount of each reduction (or the entire amount of such Revolving Credit Commitment in the event of a termination thereof). As used herein, the term “Applicable Percentage” shall mean (w) 3%, in the case of a reduction or termination of the Revolving Credit Commitment on or prior to the first anniversary of the Closing Date, (x) 2%, in the case of a reduction or termination of the Revolving Credit Commitment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, (y) 1% in the case of a reduction or termination of the Revolving

Credit Commitment after the second anniversary of the Closing Date or on or prior to the third anniversary of the Closing Date, and (z) 0%, in the case of a prepayment after the third anniversary of the Closing Date.
          (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid for the account of the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.06 Interest on Loans.
          (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.07 Default Interest. If an Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect, the Borrowers shall on written demand from time to time pay interest, to the extent permitted by law, on all Obligations, to but excluding the date of actual payment (after as well as before judgment) at the rate otherwise applicable to Loans pursuant to Section 2.06 plus 2.00% per annum.
     SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Required Lenders in respect of the Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Administrative Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any

Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.
     SECTION 2.09 Termination and Reduction of Commitments.
          (a) Unless previously terminated in accordance with the terms hereof, the Commitments shall automatically terminate on the Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on July 18, 2006, if the initial Credit Event shall not have occurred by such time.
Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (ii) the Commitments shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect.
          (b) Each reduction in the Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentages. The Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
     SECTION 2.10 Conversion and Continuation of Borrowings. The Administrative Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrowers into an ABR Borrowing, (b) not later than 2:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrowers into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrowers as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 2:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrowers to another permissible Interest Period, subject in each case to the following:
               (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
               (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
               (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any

Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;
               (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
               (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
               (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
               (vii) after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
          Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Administrative Borrower request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Administrative Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.
     SECTION 2.11 [Reserved]
     SECTION 2.12 Prepayment.
          (a) The Borrowers shall, subject to the requirements of Section 2.05(b), have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 2:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $750,000.

          (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.13 Mandatory Prepayments.
          (a) In the event of any termination of all the Commitments, the Borrowers shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all its outstanding Swingline Loans and replace all its outstanding Letters of Credit and/or deposit an amount equal to the L/C Exposure in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties. If as a result of any partial reduction of the Commitments the Aggregate Revolving Credit Exposure would exceed the Commitments after giving effect thereto, then the Borrowers shall, on the date of such reduction, repay or prepay Borrowings or Swingline Loans (or a combination thereof) and/or cash collateralize obligations in respect of Letter of Credit Guaranties in an amount sufficient to eliminate such excess.
          (b) In the event and on each occasion that Aggregate Revolving Credit Exposure (other than amounts constituting Protective Advances) exceeds the Borrowing Base, the Borrowers shall immediately repay Loans and/or cash collateralize outstanding Letters of Credit to the extent necessary to cause the Aggregate Revolving Credit Exposure not to exceed the Borrowing Base.
          (c) In connection with any Asset Sale which consists of (i) the sale of all of the Equity Interests in Britt or (ii) the sale of Eligible Accounts and/or Eligible Inventory (or the sale of certain of such assets and other assets of a Borrower), the Borrowers shall apply the Net Cash Proceeds of such sale to repay outstanding Revolving Loans and/or provide cash collateral with respect to L/C Exposure in an amount equal to the lesser of (i) the amount necessary to cause the Borrowers to comply with Section 2.13(b) or (ii) the sum of (a) 85% of the Net Amount of the Eligible Accounts sold in such Asset Sale plus (b) 75% of the value (being the lower of cost (on a first-in first out basis) or market) of the Eligible Inventory sold in such Asset Sale.
     SECTION 2.14 Reserve Requirements; Change in Circumstances.
          (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or

               (ii) impose on any Lender or the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender or the Administrative Agent of issuing or maintaining any Letter of Credit or Letter of Credit Guaranty or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Administrative Agent to be material, then the Borrowers will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s, the Administrative Agent’s capital or on the capital of such Lender’s, the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letter of Credit Guaranties purchased by, such Lender or the Letter of Credit Guaranties issued by the Administrative Agent to a level below that which such Lender, the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrowers shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or the Administrative Agent under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.15 Change in Legality.
          (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Administrative Borrower and to the Administrative Agent:
               (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
               (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.16.
          (b) For purposes of this Section 2.15, a notice to the Administrative Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.
     SECTION 2.16 Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar

Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Administrative Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.
     SECTION 2.17 Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
     SECTION 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in the Letter of Credit Guaranty shall be proportionately less than the unpaid principal portion of the Loans and participations in the Letter of Credit Guaranty of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or Letter of Credit Guaranty deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrowers in the amount of such participation.
     SECTION 2.19 Payments.
          (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.21(e)) shall be made to the Administrative Agent at its offices at 461 Fifth Avenue, New York, New York 10017. All payments hereunder and under each other Loan Document shall be made in dollars.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     SECTION 2.20 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrowers shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.20) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrowers or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrowers or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (b) The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.20(a), and in any event within 30 days of any such payment being due, the Borrowers shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Administrative Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender. In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. Federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or successor form) or U.S. Internal Revenue Service Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. Federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit G together with a U.S. Internal Revenue Service Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
          (e) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrowers (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

          (f) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.
     SECTION 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.
          (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Administrative Borrower which requires the consent of all of the Lenders or all of the Lenders under any Facility to become effective (and which is approved by at least the Required Lenders), the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance.

          (b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Administrative Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
     SECTION 2.22 Swingline Loans.
          (a) Swingline Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Swingline Lender agrees to make loans to the Borrowers, at any time and from time to time after the Closing Date, and until the earlier of the Maturity Date and the termination of the Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $2,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
          (b) Swingline Loans. The Administrative Borrower shall notify the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan to be made to it. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Administrative Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers with the Swingline Lender by 3:00 p.m. on the date such Swingline Loan is so requested.
          (c) Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in the Lender Addendum delivered by the

Swingline Lender. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
          (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).
          (e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this Section) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers (or other party liable for obligations of the Borrowers) of any default in the payment thereof.
     SECTION 2.23 Letters of Credit.
          (a) General. Subject to the terms and conditions hereof, the Administrative Borrower may request the issuance of a Letter of Credit at any time and from time to time while the Commitments remain in effect for its own account, in a form reasonably acceptable to Administrative Agent and the Issuing Bank. In order to assist the Administrative Borrower in establishing or opening Letters of Credit with an Issuing Bank, the Administrative Borrower has requested that the Administrative Agent join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending the

Administrative Agent’s credit to the Borrowers, and Administrative Agent has agreed to do so. This Section shall not be construed to impose an obligation to issue any Letter of Credit.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Administrative Borrower shall hand deliver or fax to Administrative Agent (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $20,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the lesser of (a) total Commitments and (b) the Borrowing Base, subject to the Administrative Agent’s authority to make Protective Advances pursuant to the terms of Section 2.24.
          (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Administrative Borrower and subject to the Issuing Bank’s consent, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
          (d) Participations. Upon the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, Administrative Agent hereby grants to each Lender, and each such hereby acquires from Administrative Agent, a participation to the extent of the applicable Letter of Credit Guaranty equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent such Lender’s Pro Rata Percentage of each L/C Disbursement made by Administrative Agent and not reimbursed by the Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. Upon any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall pay to Administrative Agent an amount equal to such L/C Disbursement not later than two hours after any Borrower shall have received notice that payment of such draft will be made, or, if any Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.
          (f) Obligations Absolute. The Borrowers’ obligations provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
               (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
               (ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;
               (iii) the existence of any claim, setoff, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
               (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
               (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
               (vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank or Administrative Agent. However, the foregoing shall not be construed to excuse the Issuing Bank or Administrative Agent from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s or Administrative Agent’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of

Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
          (g) Intentionally Omitted.
          (h) Interim Interest. If Administrative Agent shall make any payment under a Letter of Credit Guaranty in respect of a Letter of Credit, then, unless the Borrowers shall reimburse such payment in full on such date, the unpaid amount thereof shall bear interest for the account of Administrative Agent, for each day from and including the date of such payment to but excluding the earlier of the date of payment by the Borrowers or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.
          (i) Intentionally Omitted.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall, on the Business Day it receives notice from Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders representing greater than 50% of the total L/C Exposure) thereof and of the amount to be deposited, deposit in an account with Administrative Agent, for the ratable benefit of the Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by Administrative Agent to reimburse payment made in respect of a Letter of Credit Guaranty for L/C Disbursements which have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders representing greater than 50% of the total L/C Exposure), be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
     SECTION 2.24 Protective Advances.
          (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans, on behalf of all Lenders, at the request of Administrative Borrower or otherwise in its Permitted Discretion, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, L/C Disbursements, fees, premiums, reimbursable expenses (including costs, fees, and expenses as described in Section 9.05) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time, which were made pursuant to clauses (i), (ii) and (iii) above, shall not cause the Aggregate Revolving Credit Exposure to exceed the aggregate Commitment of all Lenders and shall not at any time exceed $5,000,000 in the aggregate. Protective Advances may be made even if the conditions precedent set forth in Section 4.01 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.01 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.24(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage of the Aggregate Revolving Credit Exposure. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
     SECTION 2.25 Relationship Between the Borrowers.
          (a) Administrative Borrower. Britt hereby appoints PALCO, and PALCO (in such capacity, the “Administrative Borrower”) shall act under this Agreement, as the agent, attorney-in-fact and legal representative of Britt for all purposes, including requesting Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any Borrowing request, request for a Letter of Credit, disbursement instruction, report, information or any notice or communication made or given by the Administrative Borrower, whether in its own name, as Borrowers’ agent, on behalf of Britt or on behalf of the Borrowers, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected, provided that the provisions of this Section 2.25 shall not be construed so as to preclude either Borrower from taking actions permitted to be taken by a “Borrower” hereunder.
          (b) Joint and Several Obligations. The obligations of the Borrowers pursuant to the Loan Documents shall be joint and several. Each Borrower hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Obligations of the other Borrower when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)).
          (c) Obligations Absolute. The obligations of each Borrower under this Section 2.25 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Borrower agrees that: (i) its obligation under this Section 2.25 with respect to the obligations of the other Borrower is a guaranty of payment when due and not of collectibility; (ii) the Administrative Agent and any Lender may enforce this obligation upon the occurrence of an Event of Default hereunder notwithstanding the existence of any dispute between the other Borrower and the Administrative Agent or any Lender with respect to the existence of such Event of Default; (iii) the obligations of each Borrower hereunder are independent of each of the obligations of the other Borrower under the Loan Documents and the obligations of any other Person and a separate action or actions may be brought and prosecuted against each Borrower whether or not any action is brought against the other Borrower or any other Person and whether or not the other Borrower or any other Person is joined in any such action or actions; and (iv) a payment of a portion, but not all, of the Obligations by any Borrower shall in no way limit, affect, modify or abridge the liability of such or any other Borrower for any portion of the Obligations that has not been paid. Each Borrower agrees that its obligation under this Section 2.25 with respect to the obligations of the other Borrower is a continuing guaranty and shall be binding upon each Borrower and its successors and assigns, and each Borrower irrevocably waives any right to revoke its obligations under this Section 2.25 as to future transactions giving rise to any Obligations.
          (d) Actions by the Administrative Agent and the Lenders. The Administrative Agent and any Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Section 2.25 or giving rise to any limitation, impairment or discharge of any Borrower’s liability hereunder, but subject to the provisions of Section 2.25 (i) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Obligations of the other Borrower with the consent of such other Borrower, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations of the other Borrower or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Obligations of the other Borrower and take and hold security for the payment of such Obligations, (iv) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Obligations of the other Borrower, any other guaranties of such Obligations, or any other obligation of any Person with respect to such Obligations, (v) enforce and apply any security now or hereafter held from the other Borrower by or for the benefit of the Administrative Agent or any Lender in respect of the Obligations of the other Borrower and direct the order or manner of sale thereof, or exercise any other right or remedy that the Administrative Agent or the Lenders, or any of them, may have against any such security, in each case as the Administrative Agent or the Lenders in their discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (vi) exercise any other rights available to the Administrative Agent or the Lenders, or any of them, under the Loan Documents.
          (e) No Discharge. The obligations of each Borrower under this Section 2.25 shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Obligations), including the occurrence of any of the following, whether or not any Borrower shall have had notice or knowledge of any of them: (i) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations of the other Borrower or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of such Obligations, (ii) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement or any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations of the other Borrower, (iii) the Obligations of the other Borrower, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source to the payment of indebtedness other than the Obligations of the other Borrower, even though the Administrative Agent or the Lenders, or any of them, might have elected to apply such payment to any part or all of the Obligations of the other Borrower, (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations of the other Borrower, (vi) any defenses, set-offs or counterclaims which the other Borrower or any other Person may assert against the Administrative Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Borrower as an obligor in respect of the Obligations.
          (f) Waivers. Each Borrower waives, for the benefit of the Administrative Agent and each Lender: (i) any right to require the Administrative Agent or any Lender, as a condition of payment or performance by such Borrower, to (A) proceed against the other

Borrower or any other Person, (B) proceed against or exhaust any security held from the other Borrower or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the other Borrower or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or any Lender; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the other Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the other Borrower from any cause other than payment in full of the Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon the Administrative Agent’s or any Lender’s errors or omissions in the administration of the Obligations, except behavior that amounts to gross negligence or willful misconduct; (v) (A) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Section 2.25 and any legal or equitable discharge of such Borrower’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Section 2.25, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the other Borrower and notices of any of the matters referred to in Sections 2.24(d) and (e) and any right to consent to any thereof; and (vii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Section 2.25.
          As used in this paragraph, any reference to “the principal” includes each Borrower and any reference to “the creditor” includes the Administrative Agent and each of the Lenders. In accordance with Section 2856 of the California Civil Code each Borrower waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including any and all rights or defenses such Borrower may have because the Obligations are secured by real property or by reason of protection afforded to the principal with respect to any of the Obligations, or to any other guarantor of any of the Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Consequently, among other things: (1) the creditor may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (x) the amount of the Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (y) the creditor may collect from such Borrower even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the principal. This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property. Each Borrower also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Obligations, has destroyed such Borrower’s rights of contribution against such other Borrower or any other guarantor. No other provision of this Section 2.25 shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.
          (g) Borrowers’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Borrower waives any claim, right or remedy, direct or indirect, that such Borrower now has or may hereafter have against the other Borrower or any of its assets in connection with this Section 2.25 or the performance by such Borrower of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Borrower now has or may hereafter have against the other Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Administrative Agent or any Lender now have or may hereafter have against the other Borrower and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Administrative Agent or any Lender. In addition, until the Obligations shall have been paid in full, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Borrower shall withhold the exercise of any right of contribution such Borrower may have against the other Borrower. Each Borrower further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Borrower may have against the other Borrower or against any collateral or security, and any rights of contribution such Borrower may have against such other Borrower, shall be junior and subordinate to any rights the Administrative Agent or any Lender may have against such Borrower to all right, title and interest the Administrative Agent or any Lender may have in any such collateral or security, and to any right the Administrative Agent or any Lender may have against such other Borrower.
          Any indebtedness of any Borrower now or hereafter held by any Borrower is subordinated in right of payment to the Obligations, and any such indebtedness of the other Borrower to such Borrower collected or received by such Borrower after an Event of Default has occurred and is continuing, and any amount paid to a Borrower on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Obligations have not been paid in full, shall be held in trust for the Administrative Agent and the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Obligations.
          (h) Fraudulent Transfer Laws. Anything contained in this Section 2.25 to the contrary notwithstanding, the obligations of each Borrower under this Section 2.25 shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement.
          (i) Related Guaranties. Each Borrower under this Section 2.25 and any other guaranties, if any, relating to the Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 2.25, together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Section 2.25 and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Section 2.25 or a guarantor under a Related Guaranty, each such Borrower or such guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Obligations paid to the Administrative Agent and the Lenders.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
          Each of the Borrowers, jointly and severally, represents and warrants to the Arranger, the Administrative Agent and each of the Lenders that:
     SECTION 3.01 Organization; Powers. Each of the Loan Parties (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents, and each other agreement or instrument contemplated thereby to which it is or will be a party, including, in the case of the Borrowers, to borrow hereunder, in the case of each Loan Party and Holdings, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Guarantor, to Guarantee the Obligations as contemplated by the Guarantee and Collateral Agreement.
     SECTION 3.02 Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Loan Party, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, agreement or other instrument to which a Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than Liens created under the Security Documents).
     SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.
     SECTION 3.05 Financial Statements. PALCO has heretofore furnished to the Lenders (i) balance sheets and statements of income, stockholder’s equity and cash flows for the Borrowers on a combined basis as of and for the fiscal years ended December 31, 2005 and December 31, 2004, in each case audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants and (ii) the unaudited balance sheet and related statement of income and cash flows for the Borrowers on a combined basis as of the period from and including January 1, 2003 through and including December 31, 2005. All of such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the applicable entities as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the applicable entities as of the dates thereof. Such financial statements were prepared in accordance with GAAP (except for the exclusion of PALCO’s wholly owned subsidiaries, Scotia Pacific and Salmon Creek, except as losses in excess of investments in subsidiaries as a component of stockholder’s equity unless otherwise indicated or the context indicates otherwise and consolidating the financial statements thereof) applied on a consistent basis.
     SECTION 3.06 No Material Adverse Change. No event, change or condition has occurred since December 31, 2005 that has caused, or would reasonably be expected to cause, a Material Adverse Effect.
     SECTION 3.07 Title to Properties; Possession Under Leases.

          (a) Each of the Loan Parties has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Real Property), except for liens permitted under Section 6.02 and minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. Each parcel of Real Property is free from material structural defects and all building systems contained therein are in good working order and condition, as necessary to permit the Loan Party using the Real Property to conduct its business as currently conducted or to utilize such Real Property for its intended purpose, ordinary wear and tear dispositions, abandonments and breakdowns arising in the ordinary course of business excepted, suitable for the purposes for which they are currently being used. Each parcel of Real Property and the current use thereof complies in all material respects with all applicable laws (including building and zoning ordinances and codes) and with all insurance requirements.
          (b) Each of the Loan Parties is in compliance in all material respects with all obligations under all material leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. Each of the Loan Parties enjoys peaceful and undisturbed possession under all such material leases. The Loan Parties are not in default of their payment or other material obligations under any material lease and no legal proceedings have been instituted against any Loan Party by any landlord with respect to any claimed default under any such leases. Except as set forth in Schedule 3.20, none of the Real Property is subject to any lease, sublease, license or other agreement granting to any person any right to the use, occupancy, possession or enjoyment of the Real Property or any portion thereof, except for easements or similar rights which do not materially detract from the value of the property subject thereto or interfere with the ability of such Loan Party to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. PALCO has delivered to the Administrative Agent true, complete and correct copies of all leases (whether as landlord or tenant) of Real Property.
          (c) None of the Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Real Properties or any sale or disposition thereof in lieu of condemnation.
          (d) Except as set forth on Schedule 3.07 none of the Loan Parties is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein.
          (e) There are no pending or, to the knowledge of PALCO, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments. No Loan Party has suffered, permitted or initiated the joint assessment of any material portion of any owned Real Property with any other real property constituting a separate tax lot. Each owned parcel of Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot not constituting Collateral.

          (f) Such Loan Party has obtained all permits, licenses, variances and certificates required by applicable law to be obtained and necessary to the use and operation of each parcel of Real Property, except where the failure to have such permit, license, certificate or variance would not prohibit the use of such parcel of Real Property as it is currently being used. The use being made of each parcel of Real Property conforms with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Property and any other restrictions, covenants or conditions affecting such Real Property, except for any such nonconformity that would not reasonably be expected to be enjoined or to result in material fines.
          (g) Each developed parcel of Real Property has adequate rights of access to public ways or reasonable rights to permit the Real Property to be used for its intended purpose, and is served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities as necessary to permit the Loan Party using such Real Property to conduct its business as currently conducted or to utilize such Real Property for its intended purpose; (ii) all public utilities necessary to the continued use and enjoyment of each parcel of Real Property as used and enjoyed on the Closing Date are located in the public right-of-way abutting the premises or easements permitting the location of such utilities, and all such utilities are connected so as to serve such Real Property without passing over other Property except for land of the utility company providing such utility service or, in the case of leased Real Property, contiguous land owned by the lessor of such leased Real Property; (iii) each developed parcel of Real Property, including each leased parcel, has adequate available parking to meet legal and operating requirements; (iv) all roads necessary for access to each developed parcel of Real Property to permit its use for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of such Real Property; and (v) no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Real Property.
     SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of PALCO (direct or indirect) therein, and identifies each Subsidiary that is a Loan Party. The shares of capital stock or other Equity Interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by PALCO, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).
     SECTION 3.09 Litigation; Compliance with Laws.
          (a) Except as set forth in Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of PALCO, threatened against or affecting any Loan Party or any business, property or rights of any such person (i) that involve any Loan Document or the

Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          (c) None of the Loan Parties or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
          (d) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Administrative Agent as mortgagee with respect to each Mortgaged Property.
     SECTION 3.10 Agreements.
          (a) Except as set forth in Schedule 3.10, none of the Loan Parties is a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.
          (b) None of the Loan Parties is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.11 Federal Reserve Regulations.
          (a) None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Loan Party in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans and the Letters of Credit, Margin Stock will not constitute more than 25% of the value of the assets of the aggregate assets of the Loan Parties. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     SECTION 3.12 Investment Company Act; Public Utility Holding Company Act. None of the Loan Parties is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.
     SECTION 3.13 Use of Proceeds. The Borrowers will use the proceeds of the Loans solely for general corporate purposes, including the repayment of all obligations under the Existing Credit Facilities. The Administrative Borrower will request the issuance of Letters of Credit solely to support payment obligations incurred in the ordinary course of business by the Borrowers and the Subsidiary Guarantors.
     SECTION 3.14 Tax Returns. Each of the Loan Parties has timely filed or timely caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns and related materials are correct and complete in all material respects. Each of the Loan Parties has timely paid or timely caused to be paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party, shall have set aside on its books adequate reserves in accordance with GAAP. Each of the Loan Parties has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Lien relating to Taxes has been filed, and to the knowledge of any of the Loan Parties, no Lien is being asserted or threatened, with respect to any Tax. None of the Loan Parties (a) intends to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.
     SECTION 3.15 No Material Misstatements. Each of the Loan Parties has disclosed to the Arranger, the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No other information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Arranger, the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrowers represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

     SECTION 3.16 Employee Benefit Plans. Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of the Borrowers or any of their ERISA Affiliates.
     SECTION 3.17 Environmental Matters.
          (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties:
     (i) has failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;
     (ii) has become a party to any governmental, administrative or judicial proceeding or possesses knowledge of any such proceeding that has been threatened under Environmental Law;
     (iii) has received notice of, become subject to, or is aware of any facts or circumstances that could form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;
     (iv) possesses knowledge that any Mortgaged Property (A) is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (B) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that would reasonably be expected to result in any Environmental Liability;
     (v) possess knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by any Loan Party) in violation of, or in amounts or in a manner that could give rise to liability under, any Environmental Law;
     (vi) has generated, treated, stored, transported, or Released Hazardous Materials from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by any Loan Party) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law;
     (vii) is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated that could (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of any

Loan Party or (B) interfere with or prevent continued compliance with Environmental Laws by any Loan Party; or
     (viii) has pursuant to any order, decree, judgment or agreement by which it is bound or has assumed the Environmental Liability for any Person.
          (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Loan Parties are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. None of the Loan Parties (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost.
     SECTION 3.19 Security Documents.
          (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof and (i) in the case of the Pledged Collateral, upon the earlier of (A) when such Pledged Collateral is delivered to the Administrative Agent and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and (ii) in the case of all other Collateral described therein (other than Intellectual Property Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person (except, in the case of all Collateral other than Pledged Collateral, with respect to Liens expressly permitted by Section 6.02).
          (b) Each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof. When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except with respect to Liens expressly permitted by Section 6.02) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).
          (c) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except with respect to Liens expressly permitted by Section 6.02).
     SECTION 3.20 Location of Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all Real Property and the addresses thereof, indicating for each parcel whether it is owned or leased, including in the case of leased Real Property, the landlord name, lease date and lease expiration date. The Loan Parties own in fee or have valid leasehold interests in, as the case may be, all the real property set forth on Schedule 3.20.
     SECTION 3.21 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any of the Loan Parties, or for which any claim may be made against any of the Loan Parties, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties to the extent required by GAAP. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties is bound.
     SECTION 3.22 Liens. There are no Liens of any nature whatsoever on any of the properties or assets of any of the Loan Parties (other than Liens expressly permitted by Section 6.02).
     SECTION 3.23 Intellectual Property. Each of the Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.24 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan (or other extension of credit hereunder) and after giving effect to the application of the proceeds of each Loan (or other extension of credit hereunder), (a) the fair value of the assets of each Loan

Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.25 Permits. Except where any such failure would not reasonably be expected to have a Material Adverse Effect: (a) Each Loan Party has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (e) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) the Borrowers have no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.
     SECTION 3.26 Deposit and Disbursement Accounts. Schedule 3.26 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
ARTICLE IV.
CONDITIONS OF LENDING
          The obligations of the Lenders to make Loans, and the agreement of the Administrative Agent to assist Administrative Borrower in obtaining Letters of Credit in accordance with Section 2.23, are subject to the satisfaction of the following conditions:
     SECTION 4.01 All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a

Letter of Credit, the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
     (b) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.
     (c) The Borrowers and each other Loan Party shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
          Each Credit Event shall be deemed to constitute a joint and several representation and warranty by each of the Borrowers on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
     SECTION 4.02 First Credit Event. On the Closing Date:
     (a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Andrews Kurth LLP, counsel for the Loan Parties, and (ii) each special and local counsel to the Loan Parties as the Administrative Agent may reasonably request, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Arranger and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein, and the Loan Parties hereby request such counsel to deliver such opinions.
     (b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party, in the case of the Borrowers, the borrowings hereunder, in the case of each Loan Party, the granting of the Liens contemplated to be granted by it under the Security Documents and, in the case of each Guarantor, the Guaranteeing of the Obligations as contemplated by the Guarantee and Collateral Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent, the Arranger or the Lenders may reasonably request.
     (c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrowers, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) of Section 4.01.
     (d) The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrowers, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each of each Loan Party and Holdings, (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each Loan Party thereto, (iv) the Intellectual Property Security Agreements, executed and delivered by a duly authorized officer of each Loan Party thereto, (v) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of Section 2.04 and executed and delivered by a duly authorized officer of the Borrowers and (vi) a Lender Addendum executed and delivered by each Lender and accepted by the Borrowers.
     (e) The Administrative Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date perfected Liens on the Collateral (subject, in the case of all Collateral other than Pledged Collateral, only to Liens expressly permitted by Section 6.02) and shall have received such other reports, documents and agreements as the Administrative Agent shall reasonably request and which are customarily delivered in connection with security interests in real property assets. The Pledged Collateral shall have been duly and validly pledged under the Guarantee and Collateral Agreement to the Administrative Agent, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Collateral, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the possession of the Administrative Agent.
     (f) The Administrative Agent shall have received a duly executed Perfection Certificate dated on or prior to the Closing Date. The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to each of the Loan Parties that shall be Subsidiary Guarantors or shall otherwise have assets that are included in the Collateral, and such search shall reveal no Liens on any of the assets of each of the Loan Parties except, in the case of Collateral other than Pledged Collateral, for Liens expressly permitted by Section 6.02 and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

     (g) The Borrowers shall have received not less than $85,000,000 in gross cash proceeds from borrowings under the Term Loan Agreement.
     (h) After giving effect to the Transactions and the other transactions contemplated hereby, the Loan Parties shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other extensions of credit hereunder, (ii) borrowings under the Term Loan Agreement and (iii) the Indebtedness set forth on Schedule 6.01. The Borrowers shall have repaid all amounts outstanding under the Existing Credit Facilities. The Administrative Agent shall have received satisfactory evidence that (i) the Existing Credit Facilities shall have been terminated, all amounts then due and payable or to become due and payable (other than indemnification obligations not yet having been requested) thereunder shall have been paid in full and all commitments and reimbursement obligations thereunder shall have been terminated and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith, in each case on terms and conditions satisfactory to the Administrative Agent.
     (i) The Administrative Agent shall have received (i) the financial statements described in Section 3.05 and (ii) unaudited combined preliminary special purpose balance sheets and related statements of income, stockholders’ equity and cash flows of PALCO and Britt prepared in accordance with GAAP (except for the exclusion of PALCO’s wholly owned subsidiaries Scotia Pacific, Salmon Creek and Scotia Inn except as losses in excess of investments in subsidiaries as a component of stockholder’s equity and consolidating the financial statements thereof, and inventory presented on a FIFO basis), for May, 2006 and year-to-date through May, 2006.
     (j) The Administrative Agent shall have received projections of the Loan Parties in form and substance satisfactory to the Administrative Agent.
     (k) The Administrative Agent shall have received a certificate from the chief financial officer of PALCO certifying that each of the Loan Parties, after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
     (l) All material governmental and third party consents and approvals with respect to the Transactions and the other transactions contemplated hereby to the extent required shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or, to the knowledge of any Loan Party, threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.
     (m) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

     (n) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall be in a form and in an amount satisfactory to the Administrative Agent and issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) (in each such case, a “Title Insurance Company”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to above and a copy of all other material documents affecting the Mortgaged Property.
     (o) If requested by the Administrative Agent, the Administrative Agent shall have received (i) a policy of flood insurance that (A) covers any parcel of improved Mortgaged Property that is located in a flood zone and (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less.
     (p) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent demonstrating that after giving effect to the Transactions, Borrowing Availability shall be at least $20,000,000.
     (q) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Holdings has made a loan on the Closing Date to Palco in an aggregate amount equal to $10,000,000 evidenced by the Subordinated Intercompany Note.
     (r) Borrowers shall have delivered all documents listed on, and taken all actions set forth on and satisfied all other conditions precedent listed in the Closing Checklist attached hereto as Exhibit I, all in form and substance, or in a manner, satisfactory to the Administrative Agent and Lenders.
ARTICLE V.
AFFIRMATIVE COVENANTS
          Each of the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of the Borrowers will, and will cause each of the Loan Parties to:

     SECTION 5.01 Existence; Businesses and Properties.
          (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 5.02 Insurance. Maintain the insurance required by the Guarantee and Collateral Agreement.
     SECTION 5.03 Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrowers or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
     SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:
     (a) within 90 days after the end of each fiscal year, the balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrowers on a combined basis as of the close of such fiscal year and the results of its operations and the operations of the Borrowers on a combined basis during such year, together with comparative figures for the immediately preceding fiscal year, all audited by an independent public accountant of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect except for a going concern qualification and as indicated below) to the effect that such financial statements fairly present the financial condition and results of operations of the Borrowers in accordance with GAAP (except for the exclusion of Scotia

Pacific, Salmon Creek and Scotia Inn except as losses in excess of investments in subsidiaries as a component of stockholder’s equity unless otherwise indicated or the context indicates otherwise) consistently applied;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrowers on a combined basis as of the close of such fiscal quarter and the results of its operations and the operations of the Borrowers during such fiscal quarter and the then elapsed portion of the fiscal year, and commencing April, 2006, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of PALCO’s Financial Officers as fairly presenting the financial condition and results of operations of the Borrowers on a combined basis in accordance with GAAP (except for the exclusion of Scotia Pacific, Salmon Creek and Scotia Inn except as losses in excess of investments in subsidiaries as a component of stockholder’s equity and consolidating the financial statements thereof, and inventory presented on a FIFO basis) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) within 30 days after the end of each fiscal month of each fiscal quarter, (i) the combined balance sheet and related statements of income and cash flows showing the financial condition of the Borrowers during such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrowers in accordance with GAAP (except for the exclusion of Scotia Pacific, Salmon Creek and Scotia Inn except as losses in excess of investments in subsidiaries as a component of stockholder’s equity and consolidating the financial statements thereof, and inventory presented on a FIFO basis) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) the separate, internally prepared entity-only balance sheet and related statements of income and cash flows showing the financial condition of each Borrower, and the eliminations reflected in the corresponding financial statements delivered pursuant to the preceding clause (i), for such month and the then-elapsed portion of the fiscal year (and, commencing with such financial statements for the month of April, 2006, for the corresponding month and elapsed portion of the preceding fiscal year) all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrowers in accordance with GAAP (except for the exclusion of PALCO’s wholly owned subsidiaries Scotia Pacific, Salmon Creek and Scotia Inn except as losses in excess of investments in subsidiaries as a component of stockholder’s equity and consolidating the financial statements thereof, and inventory presented on a FIFO basis) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, (i) a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements and certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (which certificate, when furnished by an accounting firm, may be limited to providing negative assurances regarding financial covenants related to accounting matters and disclaim responsibility for legal interpretations), (ii) a certificate executed by any officer of PALCO setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11, 6.12 and 6.13, (iii) (x) a management report, in reasonable detail, signed by the chief financial officer of PALCO, describing the operations and financial condition of the Loan Parties and their Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements) and (y) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent budget for the applicable periods delivered to the Administrative Agent (and discussing the reasons for any significant variations from such budget), (iv) a report, in form reasonably acceptable to the Administrative Agent, setting forth the Asset Sales which have occurred during such period and since the Closing Date and a description of the status of the sale process with respect to all other Assets Sales and (v) (v) a report, in form reasonably acceptable to the Administrative Agent, in reasonable detail, signed by the chief financial officer of PALCO, describing (A) the occurrence of any matter that could reasonably be expected to result in Environmental Liability to Holdings, the Borrower or its Subsidiaries in excess of $5,000,000, (B) the status of Borrower’s and its Subsidiaries’ compliance with the matters discussed in the “Water Quality” subsection of Schedule 3.17, including without limitation (1) TMDL’s, (2) waste discharge reporting, (3) operational requirements and (4) WWDR’s (including the results of the required monitoring program and any modifications or amendments thereto), and (C) the occurrence of any Environmental Liability pursuant to Senate Bill 810 or related to a violation of the Borrower’s Habitat Conservation Plan or other plans and/or Permits related to listed species and (v) a report, in form reasonably acceptable to the Administrative Agent, with respect to the Annexation process listing all applicable material objections, milestones, changes in scheduling, new governmental requirements and all other issues material to the Annexation process, and generally setting forth the status and progress of the Annexation since the delivery of the prior financial statements;
     (e) at least 30 days prior to the end of each fiscal year of PALCO, a detailed consolidated budget for the following fiscal year (including a projected consolidated and consolidating balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by PALCO or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;
     (g) promptly after the receipt thereof by either PALCO or any of the Subsidiaries, a copy of any final “management letter” received by any such person from its certified public accountants and the management’s response thereto (it being understood that the term “management letter” does not include communications from such public accountants to an audit committee that by their terms expressly state that they may not be provided to third parties);
     (h) promptly, upon the Administrative Agent’s request, and in any event no less frequently than noon New York time on the third (3rd) Business Day after the end of each week, each of the following reports, each of which shall be prepared by Borrowers as of the last day of the immediately preceding week: (A) a Borrowing Base Certificate with respect to each Borrower, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; (B) with respect to each Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; and (C) with respect to each Borrower, a trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days, 91 days to 120 days and 120 days or more, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion;
     (i) on a weekly basis or at such more frequent intervals as the Administrative Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of each Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding week or the date 2 days prior to the date of any request;
     (j) at the time of delivery of each of the monthly financial statements delivered pursuant to Section 5.04(c): (A) a reconciliation of the most recent monthly Borrowing Base, general ledger and month-end Inventory reports of each Borrower to each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 5.04(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; (B) a reconciliation of the perpetual inventory by location to each Borrower’s most recent monthly Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 5.04(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; (C) an aging of accounts payable and a reconciliation of that accounts payable aging to each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 5.04(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; and (D) a reconciliation of the outstanding Loans to each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 5.04(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion;

     (k) from time to time, if Administrative Agent determines in its sole discretion that obtaining appraisals is necessary or appropriate for any reason, the Administrative Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent stating the then current market values of all or any portion of the Real Property and personal property, including Appraisals of Borrowers’ Inventory, owned by any of the Loan Parties;
     (l) Borrowers, at their own expense, shall deliver to the Administrative Agent the results of each physical verification, if any, that any Loan Party may in their discretion have made, or caused any other person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, Borrowers shall, upon the request of the Administrative Agent, conduct, and deliver the results of, such physical verifications as the Administrative Agent may require); and
     (m) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party or Scotia Pacific, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
     SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against any Loan Party or Scotia Pacific that would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of any Loan Party or Scotia Pacific in an aggregate amount exceeding $1,000,000; and
     (d) any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.06 Information Regarding Collateral.
          (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification

Number. Each of the Borrowers agrees not to effect or permit any change of its corporate or identity or state of organization unless all filings have been made under the UCC or otherwise and all other actions have been taken that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Administrative Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
          (b) Deliver to the Administrative Agent, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), a certificate of a Financial Officer setting forth the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.
     SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Environmental Assessments.
          (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each of the Borrowers will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Loan Party, and conduct field examinations relating to the Collateral, at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Loan Parties with the officers thereof and independent accountants therefor.
          (b) In the event that the Administrative Agent or any Lender shall have reason to believe that Hazardous Materials have been Released or are threatened to be Released on or from any Mortgaged Property or other facility of any Loan Party or that any such property or facility is not being operated in compliance with applicable Environmental Law, the Administrative Agent may, at its election and after reasonable notice to the Administrative Borrower, retain an independent engineer or other qualified environmental consultant to evaluate whether Hazardous Materials are present in the soil, groundwater, or surface water at such Mortgaged Property or facility or whether the facilities or properties are being operated and maintained in compliance with applicable Environmental Laws. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or facility, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses as are necessary. The scope of any such environmental assessments under this paragraph shall be determined in the sole discretion of the Administrative Agent. Each of the Borrowers shall, and shall cause each of the Subsidiaries to, cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have full access to each property or facility at reasonable times and after reasonable notice to the Administrative Borrower of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph shall be at the Borrowers’ sole cost and expense.
     SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.13.
     SECTION 5.09 Additional Collateral, etc.
          (a) With respect to any Collateral acquired after the Closing Date (other than the Settlement Property) or, in the case of inventory or equipment, any Collateral (having a value in excess of $25,000) moved after the Closing Date by any other Loan Party (other than any Collateral described in paragraphs (b) or (c) of this Section 5.09) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any fee interest in any Collateral consisting of Real Property (other than the Settlement Property) or any material lease of Collateral consisting of Real Property acquired or leased after the Closing Date by the Borrowers or any other Loan Party, promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent (subject only to Liens permitted by Section 6.02), for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents, (ii) provide the Secured Parties with title and extended coverage insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as the Administrative Agent shall reasonably specify), surveys, and if applicable, flood insurance, lease estoppel certificates, memoranda or amendments, all in accordance with the standards for deliveries contemplated on the Closing Date, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) deliver to the Administrative Agent a notice identifying, and upon the Administrative Agent’s request, provide a copy of, the consultant’s reports, environmental site assessments or other documents relied upon by any Loan Party to determine that any such real property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability.
          (c) With respect to any Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (and, in any event, within 10 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Equity Interests in such new Subsidiary that are owned by any Loan Party (subject only to Liens permitted by Section 6.02), (ii) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrowers or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement (and provide Guarantees of the Obligations) and the Intellectual Property Security Agreements and (B) to take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     SECTION 5.10 Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by or any of the Loan Parties which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each of the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from any Loan Party for such governmental consent, approval, recording, qualification or authorization.
     SECTION 5.11 [Intentionally Omitted]
     SECTION 5.12 Cash Management Systems; Bank Accounts. Borrowers shall, and shall cause each other Loan Party to, enter into Control Agreements with respect to each deposit account maintained by any Loan Party (other than any payroll account so long as such payroll account is a zero balance account) as of or after the Closing Date. Each such deposit account control agreement shall be in form and substance satisfactory to the Administrative Agent. Borrowers shall, and shall cause any Subsidiary to, provide prior written notice to the Administrative Agent before directly or indirectly establishing any new bank account and prior to the establishment thereof, the Administrative Agent, Borrowers or such Subsidiary and the bank at which the account is to be opened shall enter into a Control Agreement regarding such bank account pursuant to which such bank (i) acknowledges the security interest of the Administrative Agent in such bank account, (ii) agrees to comply with instructions originated by the Administrative Agent directing disposition of the funds in the bank account without further consent from Borrowers, and (iii) agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to the Administrative Agent.
     SECTION 5.13 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Upon the request of the Administrative Agent, each Loan Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property (other than the lessor of the leased property which the mill owned by Britt on the Closing Date is on), mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased, owned or where Collateral is stored or located as of the Closing Date and thereafter, if the Administrative Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired, leased or Collateral stored or located), the Eligible Inventory at that location shall, in the Administrative Agent’s discretion, be subject to such Reserves as may be established by the Administrative Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date (excluding renewals of existing leases and arrangements) without the prior written consent of the Administrative Agent (which consent, in the Administrative Agent’s discretion, may be conditioned upon the establishment of Reserves acceptable to the Administrative Agent) or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Loan Party shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located (other than Collateral in an aggregate amount for all such locations not to exceed $100,000 in the aggregate).
     SECTION 5.14 Specified Asset Sales. On or prior to the applicable dates set forth on Schedule 5.14, the applicable Loan Party shall sell each applicable Specified Asset for cash consideration in an amount not less than the amount specified opposite such Specified Asset on Schedule 5.14. In addition, during the first ninety (90) days after the Closing Date, each sale of a Specified Asset shall be done in consultation with the Administrative Agent.
ARTICLE VI.
NEGATIVE COVENANTS
          Each of the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, neither the Borrowers will, nor will they cause or permit Loan Party to:
     SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;
     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) unsecured intercompany Indebtedness of the Borrowers to the extent permitted by Section 6.04(f) so long as such Indebtedness is evidenced by a subordinated note in form and substance satisfactory to the Administrative Agent;
     (d) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) such original Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $2,500,000 at any time outstanding;
     (e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not exceeding $2,500,000 at any time outstanding;
     (f) Indebtedness of the Borrowers under the Term Loan Agreement in an aggregate principal amount not to exceed $85,000,000 and Indebtedness of the Guarantors under any Guarantees in respect thereof and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;
     (g) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
     (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly covered by a Loan Party; and
     (i) (A) other unsecured Indebtedness of Palco to Holdings in an aggregate amount not to exceed $36,000,000 outstanding on the Closing Date (plus such other unsecured Indebtedness owed by Palco to Holdings incurred pursuant to Section 6.16) and issued in accordance with the terms of the Subordinated Intercompany Note; provided, however that such unsecured Indebtedness does not mature, and no payments of any kind may be made on or with respect thereto, until six (6) months after the

Maturity Date and (B) other unsecured Indebtedness of the Borrowers and the Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding.
     SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of the Borrowers and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancings, extensions, renewals and replacements thereof permitted hereunder;
     (b) any Lien created under the Loan Documents;
     (c) Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lumberman’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
     (e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (f) deposits in an amount not to exceed $500,000 in aggregate to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party or the ability of any Loan Party to utilize such property for its intended purpose;
     (h) purchase money security interests in real property, improvements thereto or other fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by the Borrowers or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of any Loan Party;

     (i) judgment Liens securing judgments not constituting an Event of Default under Article VII;
     (j) any interest or title of a lessor or sublessor under any lease entered into by a Loan Party in the ordinary course of business and covering only the assets so leased;
     (k) Liens securing the Indebtedness of the Borrowers under the Term Loan Agreement and Indebtedness of the Subsidiary Guarantors under any Guarantees in respect of the Term Loan Agreement as long as such Indebtedness is permitted under Section 6.01(f);
     (l) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens; provided that (i) the applicable deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party in excess of those set forth in regulations promulgated by the Board and (ii) the applicable deposit account is not intended by any Loan Party to provide collateral or security to the applicable depositary institution or any other person;
          (m) Liens on cash or deposit accounts to secure letters of credit incurred in connection with the Existing Credit Facility; and
     (n) Liens reflected on any mortgagee policy of title insurance issued on or prior to the Closing Date in favor of Administrative Agent or the Lenders in connection with the Mortgages.
     SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, respectively.
     SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except:
     (a) Permitted Investments;
     (b) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (c) the Loan Parties may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $200,000;
     (d) Investments existing on the date hereof and set forth on Schedule 6.04;
     (e) extensions of trade credit in the ordinary course of business;
     (f) Investments by a Borrower in another Borrower pursuant to cash management procedures consistent with those in existence on the Closing Date;
     (g) Investments after the Closing Date in Scotia Pacific in an aggregate amount not to exceed $5,000,000; and
          (h) in addition to Investments permitted by paragraphs (a) through (g) above, additional Investments by the Loan Parties so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (f) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $500,000 in the aggregate.
     SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions.
          (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of any Loan Party or any of the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except for (i) the purchase and sale by the Borrowers or any Subsidiary of inventory in the ordinary course of business, (ii) the sale or discount by the Borrowers or any Subsidiary in each case without recourse and in the ordinary course of business of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction), and (iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (x) the merger or consolidation of any wholly owned Subsidiary into or with a Borrower in a transaction in which a Borrower is the surviving corporation, (y) the merger or consolidation of any wholly owned Subsidiary into or with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than a Borrower or a wholly owned Subsidiary receives any consideration.
          (b) Engage in any Asset Sale other than (i) the sale of Specified Assets set forth on Schedule 5.14 and covered by Section 5.14 above and (ii) in addition to Asset Sales permitted under clause (i) above, the sale of assets set forth on Schedule 6.05(b) in aggregate amount for all such Asset Sales not to exceed $6,000,000 so long as (x) the cash consideration for each such Asset Sale is not less than 90% of the sale price of the asset being sold, (y) the total consideration for each such Asset Sale is for consideration at least equal to the fair market value of the asset being sold and (z) no Event of Default shall exist at the time of such Asset Sale.
     SECTION 6.06 Restricted Payments; Restrictive Agreements.

          (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, PALCO may, or may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, PALCO or the Subsidiaries or make payments to employees of Holdings, PALCO or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed for all of this clause (ii) $250,000 in any fiscal year, (iii) the Borrowers may make Restricted Payments to Holdings (x) in amount not to exceed $25,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay the Tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrowers and the Subsidiaries; provided that (A) the amount of such dividends pursuant to clause (iii)(y) shall not exceed the amount that the Borrowers and the Subsidiaries would be required to pay in respect of Federal, State and local Taxes were the Borrowers and the Subsidiaries to pay such Taxes as stand-alone taxpayers and (B) all Restricted Payments made to Holdings pursuant to clause (iii) shall be used by Holdings for the purpose specified herein within 20 days of the receipt thereof and (iv) consummate transactions pursuant to the agreements listed on Schedule 6.07 (other than the declaration of payment of a dividend or similar payment) consistent with past practices.
          (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets intended to serve as Collateral, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary that is not a Loan Party (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by the Term Loan Agreement and (F) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 6.07 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) any Loan Party may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the any Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 6.06 and (c) the transactions pursuant to the agreements described on Schedule 6.07 may be consummated consistent with past practices.
     SECTION 6.08 Business of the Borrowers and Subsidiaries; Limitation on Hedging Agreements.
          (a) With respect to the Loan Parties, engage at any time in any business or business activity other than the business conducted by it as of the date hereof and business activities reasonably incidental thereto.
          (b) Enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which the Borrowers or any Subsidiary is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculation purposes.
     SECTION 6.09 Other Indebtedness and Agreements.
          (a) Permit any waiver, supplement, modification or amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of any Loan Party (other than, to the extent permitted under the terms of the Intercreditor Agreement, Material Indebtedness pursuant to the Term Loan Agreement) is outstanding if the effect of such waiver, supplement, modification or amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to such Loan Party or the Lenders.
          (b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness, except (A) the payment of the Indebtedness created hereunder or under the Term Loan Agreement, (B) refinancings of Indebtedness permitted by Section 6.01 and (C) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.
     SECTION 6.10 Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrowers and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Fiscal Year 2006	$6,800,000

Fiscal Year 2007	$3,200,000

Fiscal Year 2008	$4,400,000

Fiscal Year 2009	$3,000,000

Fiscal Year 2010	$4,000,000

Fiscal Year 2011	$4,000,000

SECTION 6.11 Minimum Combined EBITDA. Permit the Combined EBITDA for the three (3) month period then ended at the end of any fiscal quarter set forth below to be less than the amount set forth opposite such fiscal quarter set forth below:

Period Ending	Amount
September 30, 2006	($3,858,000)

December 31, 2006	($363,000)

March 31, 2007	$342,000

June 30, 2007	$5,049,000

September 30, 2007	$3,104,000

December 31, 2007	$4,665,000

March 31, 2008	$1,755,000

June 30, 2008	$2,825,000

September 30, 2008	$3,411,000

December 31, 2008	$4,949,000

March 31, 2009	$1,942,000

June 30, 2009	$3,147,000

September 30, 2009	$3,912,000

December 31, 2009	$5,159,000

March 31, 2010	$1,942,000

Period Ending	Amount
June 30, 2010	$3,147,000

September 30, 2010	$3,912,000

December 31, 2010	$5,159,000

March 31, 2011	$1,942,000

June 30, 2011 each fiscal quarter ending thereafter	$3,147,000

SECTION 6.12 Maximum Combined Total Leverage Ratio. Permit the Combined Total Leverage Ratio at the end of any fiscal quarter set forth below to be greater than the amount set forth opposite such fiscal quarter set forth below:

Period Ending	Combined Total Leverage Ratio
December 31, 2007	7.34

March 31, 2008	5.51

June 30, 2008	6.02

September 30, 2008	6.47

December 31, 2008	4.76

March 31, 2009	3.28

June 30, 2009	2.76

September 30, 2009	2.82

December 31, 2009	2.44

March 31, 2010	3.04

June 30, 2010	2.62

September 30, 2010	2.78

December 31, 2010	2.44

March 31, 2011	3.04

June 30, 2011 and each fiscal quarter ending thereafter	2.62

     SECTION 6.13 Minimum Combined Fixed Charge Coverage Ratio. Permit the Combined Fixed Charge Coverage Ratio for the twelve (12) month period (unless otherwise indicated below) then ended at the end of any fiscal quarter set forth below to be less than the amount set forth opposite such fiscal quarter set forth below:

Period Ending	Combined Fixed Charge Coverage Ratio
December 31, 2007	0.79

March 31, 2008	0.76

June 30, 2008	0.63

September 30, 2008	0.70

December 31, 2008	0.84

March 31, 2009	1.22

June 30, 2009	1.34

September 30, 2009	1.77

December 31, 2009	2.33

March 31, 2010	2.28

June 30, 2010	2.23

September 30, 2010	2.17

December 31, 2010	2.12

March 31, 2011	2.12

June 30, 2011 and each fiscal quarter ending thereafter	2.12
     SECTION 6.14 Fiscal Year. With respect to any Loan Party, change its fiscal year-end to a date other than December 31.

     SECTION 6.15 The Salmon Creek Transaction. It is expressly agreed that the Salmon Creek Transaction is consented to and approved for all purposes by the Administrative Agent and the Lenders, and shall not be deemed for any purpose to violate any provisions hereof or of the Loan Documents; provided, however, that the Borrowers shall notify the Administrative Agent at least five (but not more than twenty) Business Days prior to the consummation of the Salmon Creek Transaction (and at such time the Borrowers shall provide the Administrative Agent copies of all relevant documentation relating thereto). Upon the consummation of the Salmon Creek Transaction, Salmon Creek shall cease to be a “Subsidiary” and a “Loan Party” as defined herein, and shall cease to be a “Grantor” as defined in the Security Documents, provided that:
                       (a) the Administrative Agent shall have received evidence that (i) all of the assets of Salmon Creek (other than the Salmon Creek CD) have been transferred from Salmon Creek to PALCO and (ii) all of the membership interests in Salmon Creek have been transferred from PALCO to Holdings; and
                       (b) immediately after the consummation of the Salmon Creek Transaction, the Administrative Agent shall have a first priority Lien on all of the assets that were held by Salmon Creek immediately prior to the Salmon Creek Transaction (other than the Salmon Creek CD), subject only to Liens permitted by Section 6.02.
              The parties hereto agree to execute and deliver any amendments or other documents or agreements as may be necessary (or reasonably requested by the Administrative Agent) to implement, effectuate or evidence any or all of the foregoing.
     SECTION 6.16 Right to Cure. Notwithstanding anything to the contrary contained in this Article 6, in the event that any Loan Party would otherwise be in default of any financial covenant set forth in this Section 6, until ten (10) days following delivery of the financial statements to Administrative Agent in accordance with Section 5.04(a) or Section 5.04(b) with respect to any fiscal period ending on or prior to March 31, 2007, Palco shall have the right to borrow money from Holdings (which shall be evidenced by the Subordinated Intercompany Note) so long as no mandatory payments thereon are required prior to 180 days after the Maturity Date, in an aggregate amount no greater than what is necessary to cure such default (collectively, the “Cure Right”), and upon the receipt by Palco of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such financial covenants shall be recalculated giving effect to the following adjustments:
          (i) Combined EBITDA shall be increased for the most recently ended fiscal quarter for which such financial covenant is tested (but in no event shall such increased amount be multiplied for purposes of annualizing Combined EBITDA), solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
          (ii) if, after giving effect to the foregoing recalculation, the Loan Parties shall then be in compliance with the requirements of all financial covenants set forth in this Article 6 hereof, the Loan Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured for all purposes of the Agreement; and
          (iii) to the extent that the Cure Amount is used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating Combined Total Leverage Ratio for the period with respect to the applicable measuring period.
          Notwithstanding anything to the contrary contained herein, the aggregate amount of the Cure Amount for any fiscal period shall not exceed $1,000,000.
ARTICLE VII.
EVENTS OF DEFAULT
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof in accordance with the Loan Documents;
          (c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
          (d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01(a), 5.02 (other than a default which arises as a result of the downgrade in the rating of an insurance carrier), 5.05 or 5.08 or in Article VI;
          (e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.04(c), 5.04(h), 5.04(i) or 5.04(j) and such default shall continue unremedied for a period of 5 days;
          (f) default shall be made in the due observance or performance by any Loan Party or Holdings of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days;

          (g) any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party (other than Salmon Creek), or of a substantial part of the property or assets of any Loan Party (other than Salmon Creek), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party (other than Salmon Creek)or for a substantial part of the property or assets of any Loan Party (other than Salmon Creek)or (iii) the winding-up or liquidation of any Loan Party (other than Salmon Creek); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Loan Party (other than Salmon Creek)shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party (other than Salmon Creek)or for a substantial part of the property or assets of any Loan Party (other than Salmon Creek), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 or other judgments that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment;
          (k) an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in liability of any Loan Party and their ERISA Affiliates in an aggregate amount exceeding $5,000,000;

          (l) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny that it has any further liability under its Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
          (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or Holdings not to be, a valid, perfected and, with respect to the Secured Parties, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing Equity Interests pledged under the Guarantee and Collateral Agreement; or
          (n) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to any Loan Party described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: (i) the Administrative Agent may, and at the request of the Required Lenders with respect to the Facility shall, by notice to the Administrative Borrower, terminate forthwith the Revolving Credit Commitments and the Swingline Commitment and (ii) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to any Loan Party described in paragraph (h) or (i) above, the Revolving Credit Commitments and the Swingline Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.
ARTICLE VIII.
THE ADMINISTRATIVE AGENT AND THE ARRANGER
          Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
          The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or any of their respective Affiliates as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of the Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as the Administrative Agent.
          The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger, or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
ARTICLE IX.
MISCELLANEOUS
     SECTION 9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(a)	if to the Administrative Borrower, to

The Pacific Lumber Company 125 Main Street P.O. Box 37 Scotia, CA 95565 Attention: Gary L. Clark Fax No. (707) 764 4269

(b)	if to the Administrative Agent, to

Marathon Structured Finance Fund L.P. 461 Fifth Avenue New York, New York 10017 Attention: Palco Account Officer Telecopy No.: (212) 381-4499
(c) if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
     SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Arranger, any Lender or the Issuing Bank.
     SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 9.04 Successors and Assigns.
          (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) in the case of any assignment of a Revolving Credit Commitment, each of the Swingline Lender and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrowers shall not be required to any such assignment, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment), (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be manually executed and delivered together with a processing and recordation fee of $3,500 payable to the Administrative Agent and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrowers or any Subsidiary or the performance or observance by Holdings, the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Arranger, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrowers, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
          (j) The Borrowers shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     SECTION 9.05 Expenses; Indemnity.
          (a) The Borrowers agree, to pay all out-of-pocket costs and expenses incurred by the Administrative Agent, the Arranger and the Swingline Lender in connection with the syndication of the Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including in each case the fees, disbursements and other charges of counsel, Latham & Watkins LLP and Winston & Strawn LLP, for the Arranger and the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other charges of any counsel for the Administrative Agent, the Arranger or any Lender.

          (b) The Borrowers agree to indemnify the Administrative Agent, the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuances of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from primarily the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee).
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Arranger, or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Arranger, or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arranger, or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, neither of the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) The Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by any Loan Party of the Loans and other Obligations or (iii) to pay any other amount chargeable to any Loan Party pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any issuer of Letters of Credit. Special Agent Advances shall be repayable on demand and be secured by the Collateral.

Special Agent Advances shall constitute Obligations hereunder. Each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Percentage of each such Special Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at the Administrative Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of the Administrative Agent’s demand, at the Alternative Base Rate plus the Applicable Margin.
          (f) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Arranger, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
     SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9.08 Waivers; Amendment.
          (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement, any other Loan Document, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders,” or release any Guarantor, without the prior written consent of each Lender, (iv) release all or any substantial part of the Collateral without the prior written consent of each Lender, or (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender, or the Arranger hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Swingline Lender, or Arranger, as applicable.
     SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any Letter of Credit Guaranty, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such Letter of Credit Guaranty under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this

Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arranger and the Lenders ) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.15 Jurisdiction; Consent to Service of Process.
          (a) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Arranger or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or their properties in the courts of any jurisdiction.
          (b) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.16 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party or any of their respective obligations, (f) with the consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrowers and related to the Borrowers or their business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by Holdings or the Borrowers; provided that, in the case of Information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents)

are permitted to disclose to any persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arranger or the Administrative Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.
     SECTION 9.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
     SECTION 9.18 Disclosures. The parties acknowledge and agree that the disclosure of any matter in the Schedules to the Loan Documents shall not be deemed to constitute an acknowledgment that the matter is material or is not material for any purpose other than with respect to the Loan Documents.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE PACIFIC LUMBER COMPANY
By:	/s/ GARY L. CLARK
	Name:	GARY L. CLARK
	Title:	VP Finance & Administration and CFO

BRITT LUMBER CO., INC.
By:	/s/ GARY L. CLARK
	Name:	GARY L. CLARK
	Title:	VP Finance & Administration and CFO

MARATHON STRUCTURED FINANCE FUND L.P. , as Administrative Agent and Swingline Lender
By:	/s/ LOUIS T. HANOVER
	Name:	LOUIS T. HANOVER
	Title:	Authorized Signatory

[Signature Page to PALCO Revolving Credit Agreement]